Exhibit 99.1

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

[Translation]

May 14, 2020

Company Name: Mitsui Chemicals, Inc.

(First Section of Tokyo Stock Exchange, Code: 4183)

Representative: Osamu Hashimoto, President & CEO

Contact: Junichi Inoue, Senior Director, Corporate Communication Division

Telephone: +81(3)-6253-2100

Company Name: ARRK Corporation

(First Section of Tokyo Stock Exchange, Code: 7873)

Representative: Atsushi Komoriya, President & CEO

Contact: Toshihiro Ohmura, Executive Officer, Head of Administration Headquarters

Telephone: +81(6)-6260-1040

Notice Regarding Simplified Share Exchange to Make ARRK Corporation A Wholly-Owned Subsidiary of Mitsui Chemicals, Inc. and Absorption-Type Merger (Simplified Merger / Short-Form Merger) by Mitsui Chemicals, Inc. of Wholly-Owned Subsidiary MC Investment 01 Corporation

Mitsui Chemicals, Inc. (“Mitsui Chemicals”) and ARRK Corporation (“ARRK”) resolved at the meetings of their respective boards of directors held today to conduct a share exchange (the “Share Exchange”) through which Mitsui Chemicals will become the wholly-owning parent company of ARRK, and ARRK will become the wholly-owned subsidiary of Mitsui Chemicals, and a share exchange agreement (the “Share Exchange Agreement”) has been executed today between the two companies.

The Share Exchange is planned to be conducted with an effective date of August 1, 2020, with Mitsui Chemicals not obtaining approval by a resolution of its shareholders meeting pursuant to simplified share exchange procedures under Article 796, Paragraph (2) of the Companies Act, and ARRK obtaining approval by a resolution of its annual shareholders meeting scheduled to be held on June 26, 2020.

In advance of the effective date of the Share Exchange (scheduled to be August 1, 2020), the common shares of ARRK (“ARRK Shares”) are planned to be delisted from the first section of Tokyo Stock Exchange, Inc. (the “TSE”) on July 30, 2020 (final trading date: July 29, 2020).

Additionally, Mitsui Chemicals currently holds ARRK Shares indirectly through its wholly-owned subsidiary, MC Investment 01 Corporation (“MC Investment 01”); however, the board of directors meeting of Mitsui Chemicals held today resolved to conduct an absorption-type merger (the “Merger”) in which Mitsui Chemicals will be the surviving company and MC Investment 01 will be the disappearing company with an effective date of July 31, 2020, in advance of the effective date of the Share Exchange. The Share Exchange will take effect on the condition that the Merger has taken effect.

As the Merger is an absorption-type merger with a wholly-owned subsidiary of Mitsui Chemicals, certain matters and details for disclosure have been omitted.

1.	Purpose of Share Exchange

Mitsui Chemicals has established a corporate mission of “contributing broadly to society by providing high-quality products and services to customers through innovation and the creation of materials, while keeping in harmony with the global environment,” and it aims to contribute to society through its business activities by endeavoring to resolve social issues through economic, environmental, and social measures. Additionally, Mitsui Chemicals defines its corporate vision as “constantly pursuing innovation and growth to become a chemical group with an undisputed global presence.”

In the long-term business plan looking ahead to fiscal year 2025, Mitsui Chemicals identifies the achievement of “a cohesive society in harmony with the environment,” “health and happiness in an aging society,” and “industrial platforms in harmony with local communities” as social issues to which the Mitsui Chemicals Group should contribute, and Mitsui Chemicals is endeavoring to achieve a better future society in the five business domains of mobility, health care, food and packaging, next generation business, and basic materials. In the mobility domain in particular, market needs are becoming more sophisticated and diverse, and material manufacturers are required to be ahead of the market and not simply to provide materials, but to provide combinations of materials and parts as solutions that demonstrate something is being made, which includes design considerations. In consideration of these types of customer needs, Mitsui Chemicals has implemented a variety of measures to enable it to provide solutions, including those other than providing materials, for making automobiles lighter and improving their safety. Moving forward, Mitsui Chemicals intends to continue to strengthen its competitiveness by advancing with its provision of solutions that combine design, analysis, evaluation, trial production, and other functions with existing businesses and to further expand its business in the mobility domain.

ARRK, since its founding in 1948, has been a development support company that provides a wide range of services, such as product planning and design; product engineering; analytical engineering; prototyping; tooling design, manufacturing, and maintenance; and production and marketing of small-lot moldings in the automobile industry and many others. Utilizing its strengths in this wide range of services and functions and its superior analytical and processing technology, ARRK is endeavoring to become a trusted partner and one-stop provider of support for achieving customer innovations under the corporate strategy established in 2019, “ARRK Challenge 2019.” In recent years, the automobile manufacturing industry has undergone rapid market environment changes, such as those caused by the effects of the new technological revolution known as “CASE” (connected, autonomous/automated, shared, electric), and customers require complete solutions all the way from the design stage to mass production development. In the same way, customers in growth areas such as robots, drones, and health care also require one-stop solution providers from product planning and engineering up to production, in addition to which new companies are taking the opportunities provided by technological innovations to enter these markets, leading to increasingly intense competition. Taking into consideration these types of sudden changes in the market environment, ARRK intends to reform its business portfolio and strengthen its corporate character by developing and providing packaged solutions that meet customer needs.

Based on the awareness that Mitsui Chemicals and ARRK could expand their businesses both domestically and overseas by combining their strengths, Mitsui Chemicals established MC Investment 01 and conducted a tender offer for the shares of ARRK through MC Investment 01, making ARRK a consolidated subsidiary of Mitsui Chemicals on January 24, 2018. Thereafter, Mitsui Chemicals and ARRK have collaborated in the belief that combining the companies’ areas of expertise, namely Mitsui Chemicals’ knowledge of materials and ARRK’s understanding of automotive development support, and utilizing the channels and technologies of both companies will enable them to provide solutions that make use of their combined strength and to further expand the customer bases of both companies and create new related businesses, thereby enabling them to achieve sustainable growth together. Currently, Mitsui Chemicals and ARRK are engaged in ongoing collaboration including information sharing, joint customer visits and projects, and the usage of each other’s business locations.

However, Mitsui Chemicals and ARRK each set out their own mid- to long-term business plans and operate as independent listed companies. In particular, as awareness of corporate governance is increasing and the governance systems of listed companies are required to have a greater level of fairness of transparency, as seen in the “Practical Guidelines for Group Governance Systems” issued by the Ministry of Economy, Trade and Industry of Japan in June 2019, in order for Mitsui Chemicals and ARRK to collaborate, it is necessary to conduct certain procedures to eliminate the inherent conflicts of interest between Mitsui Chemicals, the controlling shareholder of ARRK, and the minority shareholders of ARRK; therefore, there are currently certain limitations on the companies’ ability to create shared strategies, further strengthen cooperation, effectively utilize management resources such as through technology and personnel exchange, and accelerate the decision-making involved in cooperation. However, in order to quickly respond to ever-changing customer needs amid the rapid market environment changes that are shaking the entire automobile manufacturing industry, Mitsui Chemicals believes that stronger ties between the companies are necessary and that it is desirable to transition to a structure that enables the prompt and smooth provision of solutions utilizing the strength of the entire group. In January 2018, Mitsui Chemicals, as a chemical manufacturer, had little familiarity with the development support business and did not believe that directly managing ARRK at the level of the chemical industry would lead to improved business value for ARRK, so ARRK continued operating independently. However, in the two years since ARRK became a consolidated subsidiary of Mitsui Chemicals, efforts have been made within Mitsui Chemicals to strengthen solutions businesses other than ARRK, and Mitsui Chemicals believes that its level of understanding of the development support business has increased and thinks that a foundation has been laid for a transition to a structure wherein ARRK is managed jointly with other group companies within the Mitsui Chemicals Group. Based on the above, in order to increase the corporate value of Mitsui Chemicals and ARRK by demonstrating the greatest amount of synergy between the two companies and strengthening the ability to provide solutions to customers, Mitsui Chemicals considered it beneficial to transition to a structure that could enable flexible decision-making as a unified group based on Mitsui Chemicals’ mid- to long-term perspective, efficient allocation of human and financial management resources, and the promotion of cooperation through close communication between the companies by ARRK becoming a wholly-owned subsidiary of Mitsui Chemicals; accordingly, in late November 2019, Mitsui Chemicals proposed the Share Exchange (the “Proposal”) to ARRK.

ARRK, meanwhile, since becoming a consolidated subsidiary of Mitsui Chemicals, has endeavored to increase its corporate value through measures such as (i) improving its design and analysis capabilities by utilizing the Mitsui Chemicals Group’s knowledge of and analysis data on materials, (ii) strengthen the capability of the prototyping business to provide solutions by accessing the results of the Mitsui Chemicals Group’s research and development on next-generation materials and the like, and (iii) creating high-value-added services in the tooling business through collaboration with the Mitsui Chemicals Group. While these measures have progressed steadily, in addition to the CASE revolution in the automobile manufacturing industry discussed above, the business environment is rapidly changing in ways such as increasing demand for materials that contribute to improved production and safety and reduced weight and costs and the advancement of digitalization and AI implementation in various aspects of product development, and customers have increasing needs to receive one-stop solutions that take the above considerations into account. In order to promptly respond to the rapidly increasing diversification and sophistication of the market environment and to customer needs, and thereby achieve further growth, ARRK reached the determination that it is necessary to strengthen the competitiveness of its business by taking bold measures, including further strengthening the structure of collaboration with Mitsui Chemicals.

Under these circumstances, after receiving the Proposal from Mitsui Chemicals, ARRK created a project team composed only of officers and employees who did not concurrently serve at or were not originally from Mitsui Chemicals to consider the merits and demerits of being made a wholly-owned subsidiary. As a result, ARRK reached the determination that becoming a wholly-owned subsidiary of Mitsui Chemicals and strengthening the system of collaboration in which ARRK will be part of the Mitsui Chemicals Group based on the relationship of trust developed since becoming a consolidated subsidiary of Mitsui Chemicals would contribute to increasing the corporate value of ARRK.

Subsequently, after repeated discussions, Mitsui Chemicals and ARRK reached the conclusion that ARRK becoming a wholly-owned subsidiary of Mitsui Chemicals would be beneficial not only for increasing the corporate value of Mitsui Chemicals but also for increasing the corporate value of ARRK through such means as enabling flexible decision-making as a unified group based on Mitsui Chemicals’ mid- to long-term perspective, efficient allocation of human and financial management resources, and the promotion of cooperation through close communication between the companies.

Specifically, the benefits to the Mitsui Chemicals Group of ARRK becoming a wholly-owned subsidiary of Mitsui Chemicals are expected to be as follows.

(i)

Accelerating efforts to achieve long-term synergies, such as strengthening of the already ongoing collaboration in the tooling business, expanding business opportunities in Europe, and promoting research and development through joint development

(ii)	Strengthening of the Mitsui Chemicals Group’s overall capabilities to provide total solutions through the efficient allocation of management resources

The benefits to ARRK are expected to be as follows.

(a)

Further strengthening capabilities to provide services and solutions by utilizing the Mitsui Chemicals Group’s knowledge of next-generation materials and technology for binding dissimilar materials and its know-how regarding quality assurance and intellectual property

(b)	Strengthening design and analysis capabilities and product development capabilities by making greater use of the newest technologies of the Mitsui Chemicals Group

(c)	Increasing business opportunities through such means as expanding sales channels using the customer bases and global networks of Mitsui Chemicals and the companies of the Mitsui Chemicals Group

(d)	Increasing sharing of know-how and fostering personnel through the further promotion of personnel exchanges with Mitsui Chemicals and the companies of the Mitsui Chemicals Group

(e)

Due to delisting, the ability to operate businesses based on long-term perspectives without focusing on short-term profits in consideration of the interests of minority shareholders, and faster decision-making

(f)	Doing away with the costs of maintaining listing

Based on the above understanding, after considering and discussing the terms and conditions of the Share Exchange, including the share exchange ratio, Mitsui Chemicals and ARRK reached an agreement, and the meetings of their respective boards of directors held today have resolved to conduct the Share Exchange; accordingly, Mitsui Chemicals and ARRK have executed the Share Exchange Agreement today.

2.	Summary of Share Exchange

(1)	Schedule of Share Exchange

Record date for annual shareholders meeting to determine approval of Share Exchange Agreement (ARRK)	March 31, 2020
Date of board of directors resolutions concerning execution of Share Exchange Agreement (both companies)	May 14, 2020
Share Exchange Agreement execution date (both companies)	May 14, 2020
Date of annual shareholders meeting to determine approval of Share Exchange Agreement (ARRK)	June 26, 2020 (scheduled)
Final trading date (ARRK)	July 29, 2020 (scheduled)
Delisting date (ARRK)	July 30, 2020 (scheduled)
Effective date of Share Exchange	August 1, 2020 (scheduled)

Note 1:	Mitsui Chemicals plans to conduct the Share Exchange without obtaining approval by a resolution of its shareholders meeting pursuant to simplified share exchange procedures under Article 796, Paragraph (2) of the Companies Act.

Note 2:	The above schedule may be changed upon agreement between Mitsui Chemicals and ARRK if necessary due to the progress of procedures pertaining to the Share Exchange or other reasons.

Note 3:	The Share Exchange will take effect on the condition that the Merger has taken effect.

(2)	Method of Share Exchange

The Share Exchange is a share exchange through which Mitsui Chemicals will become a wholly-owning parent company and ARRK will become a wholly-owned subsidiary. The Share Exchange is planned to be conducted with Mitsui Chemicals not obtaining approval of the Share Exchange Agreement by a resolution of its shareholders meeting pursuant to simplified share exchange procedures under Article 796, Paragraph (2) of the Companies Act, and ARRK obtaining approval of the Share Exchange Agreement by a resolution of its annual shareholders meeting scheduled to be held on June 26, 2020.

(3)	Details of Allotments Pertaining to Share Exchange

	Mitsui Chemicals (Wholly-owning parent company resulting from share exchange)	ARRK (Wholly-owned subsidiary resulting from share exchange)
Allotment ratio of Share Exchange	1	0.0511
Number of shares to be delivered through Share Exchange	Common shares of Mitsui Chemicals: 5,299,076 shares (planned)

Note 1: Share allotment ratio

For each common share of ARRK, 0.0511 common shares of Mitsui Chemicals (“Mitsui Chemicals Shares”) will be allotted and delivered. However, no allotment of shares through the Share Exchange will be made for ARRK Shares held by Mitsui Chemicals (at present, 301,326,396 shares*). The allotment ratio for the Share Exchange stated above (the “Share Exchange Ratio”) may be changed upon consultation and agreement between Mitsui Chemicals and ARRK if a material change occurs in the share price, financial condition, or business condition of Mitsui Chemicals or ARRK, circumstances that materially obstruct the performance of the Share Exchange occur or are identified, or it otherwise becomes difficult to achieve the purpose of the Share Exchange Agreement due to natural disasters or other reasons from the execution date of the Share Exchange Agreement until the effective date of the Share Exchange.

*At present, the direct holder of the ARRK Shares is MC Investment 01, a wholly-owned subsidiary of Mitsui Chemicals, but as stated below in “5. Summary of Merger,” it is planned that Mitsui Chemicals will directly hold the ARRK Shares on the effective date of the Share Exchange by absorbing MC Investment 01 through an absorption-type merger in advance of the Share Exchange taking effect.

Note 2: Number of Mitsui Chemicals Shares to be delivered through Share Exchange

When conducting the Share Exchange, Mitsui Chemicals will allot and deliver the number of Mitsui Chemicals Shares calculated pursuant to the Share Exchange Ratio to the shareholders of ARRK (excluding Mitsui Chemicals) immediately before the time at which Mitsui Chemicals acquires all of the issued shares of ARRK (excluding ARRK Shares held by Mitsui Chemicals) through the Share Exchange (the “Record Time”) in exchange for the ARRK Shares held by those shareholders.

Immediately before the Record Time, ARRK plans to cancel all of the treasury shares held by ARRK at that time (including the number of treasury shares acquired by ARRK as shares purchased in connection to repurchase requests exercised pursuant to Article 785, Paragraph (1) of the Companies Act when conducting the Share Exchange) by a resolution of a meeting of its board of directors to be held by the day preceding the effective date of the Share Exchange. The total number of common shares to be allotted and delivered through the Share Exchange may be amended in the future due to the acquisition or cancellation of treasury shares by ARRK.

Additionally, the Mitsui Chemicals Shares to be delivered upon the Share Exchange are planned to be appropriated from the treasury shares held by Mitsui Chemicals (as of March 31, 2020: 13,557,163 shares), and Mitsui Chemicals does not plan to issue any new shares.

Note 3: Handling of shares of less than one share unit

Shareholders of ARRK who come to hold shares of less than one share unit of Mitsui Chemicals (i.e., less than 100 shares) as a result of the Share Exchange will be unable to sell those shares of less than one share unit on financial instruments exchange markets but will have the following choices in relation to shares of less than one share unit of Mitsui Chemicals from the effective date of the Share Exchange.

(i)	Additional purchase of shares of less than one share unit (additional purchase to reach 100 shares)

Pursuant to Article 194, Paragraph (1) of the Companies Act and the articles of incorporation of Mitsui Chemicals, shareholders who hold shares of less than one share unit of Mitsui Chemicals may request Mitsui Chemicals to sell to them the number of shares that will result in them holding one share unit (100 shares) of Mitsui Chemicals and may purchase those additional shares from Mitsui Chemicals.

(ii)	Repurchase of shares of less than one share unit (sale of less than 100 shares)

Pursuant to Article 192, Paragraph (1) of the Companies Act, shareholders who hold shares of less than one share unit of Mitsui Chemicals may request Mitsui Chemicals to repurchase the shares of less than one share unit that they hold.

Note 4: Handling of fractional shares

If the Share Exchange results in shareholders of ARRK receiving a number of Mitsui Chemicals Shares that includes a fractional share, in accordance with Article 234 of the Companies Act and other related laws and ordinances, Mitsui Chemicals will sell the number of Mitsui Chemicals Shares equivalent to the total number of those fractional shares (if that total number includes a fraction, rounded down to the nearest whole number) and pay the proceeds of that sale in cash to the ARRK shareholders in proportion to the fractional shares they are to receive.

(4)	Handling of Stock Acquisition Rights and Bonds with Stock Acquisition Rights in Connection with the Share Exchange

As ARRK, which will become a wholly-owned subsidiary of Mitsui Chemicals, has not issued any stock acquisition rights or bonds with stock acquisition rights, there are no applicable matters.

3.	Basis of Calculation of Details of Allotments Pertaining to Share Exchange

(1)	Basis of and Reasons for Details of Allotments

In order to ensure fairness and appropriateness when calculating the Share Exchange Ratio to be used in the Share Exchange, as stated above in “2.(3) Details of Allotments Pertaining to Share Exchange,” Mitsui Chemicals and ARRK each separately requested a third-party valuation agent independent from both companies to calculate the share exchange ratio, with Mitsui Chemicals selecting Mizuho Securities Co., Ltd. (“Mizuho Securities”) and ARRK selecting Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as their respective third-party valuation agents.

As stated below in “3.(4) Measures to Ensure Fairness,” in order to ensure the fairness of the Share Exchange, including the fairness of the compensation to be delivered in the Share Exchange, Mitsui Chemicals engaged in careful discussion and consideration taking into account the share exchange ratio valuation report received from Mizuho Securities, Mitsui Chemicals’ third-party valuation agent, the advice from Mori Hamada & Matsumoto, Mitsui Chemicals’ legal advisor, the results of due diligence on ARRK conducted by Mitsui Chemicals, and other such factors, as a result of which Mitsui Chemicals reached the determination that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders; therefore, Mitsui Chemicals has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As stated below in “3.(4) Measures to Ensure Fairness” and “3.(5) Measures to Avoid Conflicts of Interest,” in order to ensure the fairness of the Share Exchange, including the fairness of the compensation to be delivered in the Share Exchange, ARRK engaged in discussions with Mitsui Chemicals on multiple occasions regarding the Share Exchange Ratio and other terms and conditions of the Share Exchange and carefully discussed and considered conducting the Share Exchange using the Share Exchange Ratio, taking into account the share exchange ratio valuation report received from Mitsubishi UFJ Morgan Stanley Securities, ARRK’s third-party valuation agent, advice from TMI Associates, ARRK’s legal advisor, the results of due diligence on Mitsui Chemicals conducted by ARRK, instructions and advice from a special committee composed solely of independent members without interests in Mitsui Chemicals, ARRK’s controlling shareholder (the “Special Committee”; for details, refer to “3.(5) Measures to Avoid Conflicts of Interest” below), and a report received from the Special Committee on May 13, 2020 (the “Report”; for a summary thereof, refer to “10.(3) Summary of Opinion Received from Persons without Interests in Controlling Shareholder Regarding the Relevant Transaction, etc. Not Being Disadvantageous to Minority Shareholders” below). Following that, ARRK reached the determination that the Share Exchange Ratio is not disadvantageous to its minority shareholders, taking into account the fact that the Share Exchange Ratio can be considered reasonable based on the fact that it exceeds the upper limit of the calculation results obtained using the market share price analysis and comparable companies analysis and is within the range of the calculation results obtained using discounted cash flow analysis, as stated below in “3.(2)(ii) Summary of Calculation.” Based on the discussions, consideration, and other factors stated above, ARRK has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As a result of repeated negotiations and discussions between the companies taking into account the considerations stated above, Mitsui Chemicals and ARRK reached the determination that conducting the Share Exchange using the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and accordingly, Mitsui Chemicals and ARRK have executed the Share Exchange Agreement pursuant to resolutions of the meetings of their respective boards of directors held today regarding conducting the Share Exchange using the Share Exchange Ratio.

In accordance with the Share Exchange Agreement, the Share Exchange Ratio may be changed upon consultation and agreement between Mitsui Chemicals and ARRK if a material change occurs in the share price, financial condition, or business condition of Mitsui Chemicals or ARRK, circumstances that materially obstruct the performance of the Share Exchange occur or are identified, or it otherwise becomes difficult to achieve the purpose of the Share Exchange Agreement due to natural disasters or other reasons from the execution date of the Share Exchange Agreement until the effective date of the Share Exchange.

(2)	Matters Relating to Calculation

(i)	Names of Valuation Agents and Relationships to Mitsui Chemicals and ARRK

Mizuho Securities, Mitsui Chemicals’ financial advisor (third-party valuation agent), and Mitsubishi UFJ Morgan Stanley Securities, ARRK’s financial advisor (third-party valuation agent), are both valuation agents that are independent of both Mitsui Chemicals and ARRK, and neither constitutes a related party of either Mitsui Chemicals or ARRK; accordingly, neither has any material interests to be stated in relation to the Share Exchange.

(ii)	Summary of Calculation

As the common shares of both Mitsui Chemicals and ARRK are listed on the first section of the TSE and have a market share price, Mizuho Securities conducted the calculation using market share price analysis (using the average closing share prices for the one-month, three-month, and six-month periods up to May 13, 2020, the record date for the calculation), as well as using discounted cash flow analysis (“DCF Analysis”) in order to reflect the future business activities of Mitsui Chemicals and ARRK in the calculation.

The share exchange valuation report prepared by Mizuho Securities was provided to serve as a reference for the board of directors of Mitsui Chemicals to determine the share exchange ratio and does not express any opinion regarding the fairness of the share exchange ratio agreed upon and determined by Mitsui Chemicals and ARRK.

The valuation range for each method based on the Mitsui Chemicals Shares having a per-share value of 1 is as follows.

Method used	Share exchange ratio valuation range
Market Share Price Analysis	0.0369~0.0442
DCF Analysis	0.0256~0.0517

Mizuho Securities used information provided by Mitsui Chemicals and ARRK, information generally available to the public, and other such information when calculating the share exchange ratio; Mizuho Securities has assumed that all such materials, information, and the like used are accurate and complete and has not conducted any independent verification of the accuracy or completeness thereof. Mizuho Securities has not conducted any independent valuation, appraisal, or assessment of the assets and liabilities (including contingent liabilities) of Mitsui Chemicals, ARRK, and their affiliated companies, including any analysis or valuation of each individual asset and liability, and has not requested an appraisal or assessment from a third-party agent. Mizuho Securities has assumed that the financial projections of Mitsui Chemicals and ARRK have been reasonably prepared based on the best projections and judgments available at present to the companies’ management teams. The calculation of the share exchange ratio by Mizuho Securities is based on information and economic conditions as of May 13, 2020.

The financial projections of Mitsui Chemicals and ARRK on which Mizuho Securities based its calculations using the DCF method include business years in which a significant increase or decrease in profit is expected. Specifically, the financial projection of Mitsui Chemicals contains a significant decrease in operating profit of 30% or more for the fiscal year ending March 2021 as compared to the previous fiscal year. This decrease is due to the inclusion of factors such as decreased sales volumes in each segment taking into account the increased uncertainty regarding present economic conditions due to the influence of the spread of the coronavirus. Additionally, a significant increase in profit of 30% or more is expected for the fiscal year ending March 2022 as compared to the previous fiscal year. This increase is due to the expected recovery following the elimination of the main cause of the temporary decrease in profit due to increased economic uncertainty that was included in the fiscal year ending March 2021. The financial projection of ARRK, meanwhile, contains a significant decrease in operating profit of 30% or more for the fiscal year ending March 2021 as compared to the previous fiscal year. This decrease is due to the inclusion of factors such as decreased sales volumes in each segment taking into account the increased uncertainty regarding present economic conditions due to the influence of the spread of the coronavirus. Additionally, a significant increase in profit of 30% or more is expected for the fiscal year ending March 2022 as compared to the previous fiscal year. This increase is due to the expected recovery following the elimination of the main cause of the temporary decrease in profit due to increased economic uncertainty that was included in the fiscal year ending March 2021.

Mitsubishi UFJ Morgan Stanley Securities conducted the calculation using market share price analysis as the shares of both Mitsui Chemicals and ARRK are listed on financial instruments exchanges and have a market share price, and using comparable companies analysis as there are multiple listed companies engaged in businesses comparably similar to those of Mitsui Chemicals and ARRK and it is possible to infer share value using that analysis; additionally, DCF Analysis was used in order to reflect the future business activities of both companies in the valuation.

The results of the calculation of the share exchange ratio using each method based on the Mitsui Chemicals Shares having a per-share value of 1 are as follows.

Method used	Share exchange ratio valuation range
Market Share Price Analysis	0.0369 to 0.0442
Comparable Companies Analysis	0.0227 to 0.0369
DCF Analysis	0.0314 to 0.0594

For the market share price analysis, May 13, 2020 was set as the record date for the calculation, and the closing share price of the shares of each company on the first section of the TSE on the record date and the simple average of the closing share prices on each trading day for the one-month, three-month, and six-month periods up to the record date were used.

In the comparable companies analysis, Mitsubishi Chemical Holdings Corporation, Sumitomo Chemical Company, Limited, and Asahi Kasei Corporation were selected from among general chemicals companies as similar listed companies thought to be comparably similar to Mitsui Chemicals taking into account the similarity of matters such as business details, profits and losses, and financial condition, and the corporate value of Mitsui Chemicals was analyzed using the EBITDA multiple. For ARRK, ABIST Co., Ltd., PUNCH INDUSTRY CO., LTD., NICHIDAI CORPORATION, Topre Corporation, G-TEKT CORPORATION, and UNIPRES CORPORATION were selected from among companies dealing in styling design and engineering, companies dealing in tooling, and companies dealing in presses as similar listed companies thought to be comparably similar to ARRK taking into account the similarity of matters such as business details, profits and losses, and financial condition, and the corporate value of ARRK was analyzed using the EBITDA multiple. Based on the results of these analyses, the share exchange ratio range was calculated to be 0.0227 to 0.0369.

In the DCF Analysis, taking into account various factors such as financial projections prepared by Mitsui Chemicals for the fiscal year ending March 2020 to the fiscal year ending March 2023, recent business results trends, and information generally available to the public, the corporate value of Mitsui Chemicals was valuated by discounting future free cash flows based on assumptions thought to be reasonable to their present value using a certain discount rate. The discount rate used was 3.00% to 4.00%, and when calculating the going concern value, analysis was performed using the multiple method with an EBITDA multiple of 6.0 to 7.0. For ARRK, its corporate value was valuated by discounting future free cash flows based on financial projections prepared by ARRK for the fiscal year ending March 2020 to the fiscal year ending March 2026 to their present value using a certain discount rate. The discount rate used was 4.00% to 5.00%, and when calculating the going concern value, analysis was performed using the multiple method with an EBITDA multiple of 5.0 to 7.5. Based on the results of these analyses, the share exchange ratio range was calculated to be 0.0314 to 0.0594.

The financial projections of Mitsui Chemicals and ARRK on which Mitsubishi UFJ Morgan Stanley Securities based its calculations do not include any business years in which a significant increase or decrease in profit is expected. Additionally, the financial projections of Mitsui Chemicals and ARRK do not assume that the Share Exchange will be conducted.

Note:

The analysis by Mitsubishi UFJ Morgan Stanley Securities and the analysis of the share exchange ratio on which it is based were conducted for the benefit of the board of directors of ARRK with the sole purpose of serving as a reference for the board of directors. These analyses do not constitute a financial opinion or recommendation of Mitsubishi UFJ Morgan Stanley Securities or any of its affiliated companies and do not express any opinion or recommendation to the shareholders of ARRK or Mitsui Chemicals regarding any exercise of voting rights by shareholders at shareholder meetings regarding the Share Exchange or any other action.

When conducting the analysis, Mitsubishi UFJ Morgan Stanley Securities has assumed that information generally available to the public and information obtained through means such as provision from ARRK or Mitsui Chemicals is accurate and complete and has relied on that information, and it has not conducted any independent verification of the accuracy or completeness thereof. Mitsubishi UFJ Morgan Stanley Securities has assumed that financial projections have been reasonably prepared and created by the management teams of ARRK and Mitsui Chemicals and reflect the best projections and judgments available at present regarding the future financial condition of ARRK and Mitsui Chemicals. Mitsubishi UFJ Morgan Stanley Securities has not conducted any independent valuation or assessment of the assets or liabilities of ARRK or Mitsui Chemicals and has not received any valuation or assessment thereof. The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on financial, economic, exchange, market, and other conditions as of the calculation record date of the share exchange ratio valuation report and the information obtained by Mitsubishi UFJ Morgan Stanley Securities as of that date. It is possible that circumstances arising after that date will have an effect on the analysis of Mitsubishi UFJ Morgan Stanley Securities and the assumptions used in preparing the valuation report; however, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise, or reconfirm the valuation report or analysis.

The preparation of the share exchange valuation report and the analysis on which it is based involve a complicated process and are not necessarily suitable for partial analysis or summarization. The valuation ranges based on the specific analyses stated in the valuation report are not to be construed as a valuation of the actual value of ARRK or Mitsui Chemicals by Mitsubishi UFJ Morgan Stanley Securities.

Mitsubishi UFJ Morgan Stanley Securities provides services to ARRK as its financial advisor in regard to this matter and plans to receive fees as consideration for those services. The receipt of a significant portion of those fees is conditional upon the Share Exchange being announced and completed.

(3)	Expectation of Delisting and Reasons Therefor

Through the Share Exchange, ARRK will become a wholly-owned subsidiary of Mitsui Chemicals on August 1, 2020 (scheduled), the effective date of the Share Exchange, and ARRK Shares are planned to be delisted on July 30, 2020 (final trading date: July 29, 2020) through the prescribed procedures in accordance with the “Securities Listing Regulations” of the TSE. After delisting, ARRK Shares will be unable to be traded on the TSE.

Mitsui Chemicals Shares, which are to be delivered as compensation in the Share Exchange, are listed on the TSE and will continue to be tradeable on the TSE after the Share Exchange; accordingly, Mitsui Chemicals and ARRK believe that ARRK shareholders who hold 1,957 ARRK Shares or more and will receive an allotment of 100 Mitsui Chemicals Shares, the number of shares in a share unit of Mitsui Chemicals, or more through the Share Exchange will continue to have share liquidity.

However, ARRK shareholders who hold less than 1,957 ARRK Shares as of the Record Time will receive an allotment of less than 100 Mitsui Chemicals Shares, the number of shares in a share unit of Mitsui Chemicals, and therefore will be unable to sell those shares on financial instruments exchange markets; however, shareholders will be able at their discretion to make an additional purchase of shares of less than one share unit or to request repurchase by Mitsui Chemicals of shares of less than one share unit. For details, please refer to “2.(3), Note 3: Handling of shares of less than one share unit” above.

Additionally, please refer to “2.(3), Note 4: Handling of fractional shares” above for details of the handling of fractional shares in cases where fractional shares occur due to the Share Exchange.

Until the final trading date, July 29, 2020 (scheduled), ARRK shareholders will be able to trade their ARRK Shares on the TSE as usual.

(4)	Measures to Ensure Fairness

Mitsui Chemicals already holds 301,326,396 ARRK Shares (as of March 31, 2020) through MC Investment 01, which is equivalent to 74.40% of the total issued shares of ARRK (409,770,388 shares) excluding treasury shares (4,743,867 shares), and is the parent company of ARRK; accordingly, the Share Exchange constitutes an acquisition of a subsidiary by a controlling shareholder, and Mitsui Chemicals and ARRK therefore determined it to be necessary to ensure the fairness of the Share Exchange and have taken the following measures to do so.

(i)	Obtainment of Valuation Reports from Independent Third-Party Valuation Agents

Mitsui Chemicals appointed Mizuho Securities, a third-party valuation agent independent from Mitsui Chemicals and ARRK, and obtained a valuation report regarding the share exchange ratio on May 14, 2020. For a summary of the valuation report, please refer to “3.(2) Matters Relating to Calculation” above. Mitsui Chemicals has not received an opinion on the fairness of the share exchange ratio (a fairness opinion) from Mizuho Securities.

ARRK appointed Mitsubishi UFJ Morgan Stanley Securities, a third-party valuation agent independent from Mitsui Chemicals and ARRK, and obtained a valuation report regarding the share exchange ratio on May 13, 2020. For a summary of the valuation report, please refer to “3.(2) Matters Relating to Calculation” above. ARRK has not received an opinion on the fairness of the share exchange ratio (a fairness opinion) from Mitsubishi UFJ Morgan Stanley Securities.

(ii)	Advice from Independent Law Firms

Mitsui Chemicals appointed Mori Hamada & Matsumoto as a legal advisor independent from Mitsui Chemicals and ARRK and has received legal advice regarding matters such as the method and process for decision-making by the board of directors, including the procedures for the Share Exchange.

ARRK appointed TMI Associates as a legal advisor independent from Mitsui Chemicals and ARRK and has received legal advice regarding matters such as the method and process for decision-making by the board of directors, including the procedures for the Share Exchange.

Both Mori Hamada & Matsumoto and TMI Associates are independent from both Mitsui Chemicals and ARRK and do not have any material interests in either company.

(5)	Measures to Avoid Conflicts of Interest

Mitsui Chemicals already holds 301,326,396 ARRK Shares (as of March 31, 2020) through MC Investment 01, which is equivalent to 74.40% of the total issued shares of ARRK (409,770,388 shares) excluding treasury shares (4,743,867 shares), and is the parent company of ARRK; accordingly, the Share Exchange constitutes an acquisition of a subsidiary by a controlling shareholder, and ARRK has therefore taken the following measures to avoid conflicts of interest.

(i)	Obtainment of Opinion from Special Committee with No Interests in ARRK

In response to the Proposal from Mitsui Chemicals received in late November 2019, for the purposes of ensuring that the decision-making of ARRK in regard to the transaction for Mitsui Chemicals to make ARRK a wholly-owned subsidiary, which includes the Share Exchange (the “Transaction”), is performed carefully, ensuring fairness by eliminating the risk of arbitrariness and conflicts of interest from the decision-making process of ARRK’s board of directors, and confirming that the decision of the board of directors to conduct the Transaction is not disadvantageous to the minority shareholders of ARRK, ARRK established the Special Committee on January 29, 2020 with three members, each of whom has no interests in Mitsui Chemicals and has been registered with the TSE as an independent officer: Shintaro Takai, an outside director of ARRK (and attorney with Takai & Partners); Tsuneo Yamada, an outside audit and supervisory board member of ARRK (and an attorney with Umegae-Chuo Legal Profession Corporation); and Takao Nakata, also an outside audit and supervisory board member of ARRK (and a certified public accountant with Nakata CPA Office). In considering the Transaction, ARRK requested the Special Committee to examine (a) the appropriateness of the purpose of the Transaction, (b) the fairness of the procedures in the negotiation process of the Transaction, (c) the appropriateness of the compensation to be delivered to the minority shareholders of ARRK through the Transaction, and (d) based on (a) and (c) above as well as other factors, whether or not the Transaction would be disadvantageous to the minority shareholders of ARRK (collectively, the “Inquired Matters”).

From January 29, 2020 until May 12, 2020, the Special Committee held a total of nine meetings, in addition to which it collected information, held discussions whenever necessary, and took other actions, thereby carefully considering the Inquired Matters. Specifically, the Special Committee first confirmed that there were no issues in regard to the independence and expertise of Mitsubishi UFJ Morgan Stanley Securities, appointed by ARRK as financial advisor and third-party valuation agent, and TMI Associates, appointed by ARRK as legal advisor, and approved those appointments. Following that, the Special Committee received explanations from ARRK regarding matters such as the purpose of the Transaction, the background and events leading up to the Transaction, the procedures for formulating the business plan of ARRK on which the calculation of the share exchange ratio is based, the details of that business plan, the system for considering the Transaction, and the method for decision-making in regard to the Transaction. The Special Committee also sent a written inquiry to Mitsui Chemicals regarding the purpose of the Transaction and other such matters and received explanations from Mitsui Chemicals regarding matters such as the purpose of the Transaction, the background and events leading up to the Transaction, the reason for choosing a share exchange, the management policy and intended treatment of employees after the Transaction, and Mitsui Chemicals’ views regarding the share exchange ratio, following which the Special Committee received answers to further questions in regard to these matters. Additionally, the Special Committee received advice from TMI Associates, ARRK’s legal advisor, regarding the decision-making method of ARRK’s board of directors in regard to the Transaction, the operation of the Special Committee, and the procedural aspect of the measures to ensure fairness and measures to avoid conflicts of interest in the Transaction, in addition to which the Special Committee received explanations regarding the results of the legal due diligence conducted on Mitsui Chemicals and received answers to further questions regarding those results. Furthermore, ARRK requested AGS Consulting Co., Ltd. (“AGS”) to perform financial and tax due diligence on Mitsui Chemicals (ARRK confirmed in advance that AGS had no material interests in either Mitsui Chemicals or ARRK), and the Special Committee received explanations from AGS regarding the results of the financial and tax due diligence and received answers to further questions regarding those results. In addition, the Special Committee received explanations from Mitsubishi UFJ Morgan Stanley Securities, ARRK’s financial advisor and third-party valuation agent, in regard to the method of calculating the share exchange ratio and the results of that calculation and received answers to further questions in regard thereto, thereby verifying the rationale thereof. Moreover, with advice from Mitsubishi UFJ Morgan Stanley Securities and TMI Associates, the Special Committee determined the policy for negotiating matters such as the share exchange ratio and was substantially involved in the negotiations with Mitsui Chemicals in such ways as receiving reports on the details of the negotiations whenever appropriate, issuing instructions when necessary, and issuing written proposals to Mitsui Chemicals regarding the share exchange ratio on multiple occasions.

The Special Committee submitted the Report to the board of directors of ARRK on May 13, 2020, which states that as a result of careful discussion and consideration of the Inquired Matters through the procedures above, the Special Committee does not find the decision to conduct the Transaction to be disadvantageous to the minority shareholders of ARRK. For a summary of the opinion of the Special Committee, please refer to “10.(3) Summary of Opinion Received from Persons without Interests in Controlling Shareholder Regarding the Relevant Transaction, etc. Not Being Disadvantageous to Minority Shareholders” below.

(ii)	Approval by All Disinterested Directors of ARRK and Opinion of No Objection from All Disinterested Audit & Supervisory Board Members of ARRK

Of ARRK’s six directors, Takayoshi Shimogori concurrently serves as a director and senior managing executive officer of Mitsui Chemicals, Atsushi Komoriya concurrently serves as an executive officer of Mitsui Chemicals, and Toshimitsu Ishii concurrently serves as the general manager of the Solution Business Planning & Administration Division of the Mobility Business Sector of Mitsui Chemicals; accordingly, in order to avoid conflicts of interest, a two-stage series of procedures was implemented at the board of directors meeting of ARRK held today that resolved on the proposal concerning the Share Exchange, with (i) the other three directors excluding Takayoshi Shimogori, Atsushi Komoriya, and Toshimitsu Ishii deliberating on and unanimously resolving to pass the proposal, after which (ii) in order to ensure a quorum of the board of directors, all six directors, including Takayoshi Shimogori, Atsushi Komoriya, and Toshimitsu Ishii, once again deliberated on and unanimously resolved to pass the proposal. Additionally, three audit and supervisory board members participated in the board of directors meeting, and each expressed an opinion to the effect that he did not have any objection to the resolutions.

Further, to avoid conflicts of interest, Takayoshi Shimogori, Atsushi Komoriya, and Toshimitsu Ishii did not participate in discussions or negotiations regarding the Share Exchange on behalf of ARRK.

4.	Purpose of Merger

MC Investment 01 is a wholly-owned subsidiary of Mitsui Chemicals established by Mitsui Chemicals in November 2017 for the main purpose of acquiring and owning ARRK Shares through a tender offer.

At present, the direct holder of the ARRK Shares is MC Investment 01, and Mitsui Chemicals holds ARRK Shares indirectly through MC Investment 01; however, the Merger will be conducted prior to the Share Exchange for the purpose of Mitsui Chemicals directly holding ARRK Shares.

5.	Summary of Merger

(1)	Schedule of Merger

Date of resolution of board of directors	May 14, 2020 (today)

Agreement execution date	May 14, 2020 (today)

Merger date (effective date)	July 31, 2020 (scheduled)

Note:	The Merger is a simplified merger under Article 796, Paragraph (2) of the Companies Act for Mitsui Chemicals and a short-form merger under Article 784, Paragraph (1) of the Companies Act for MC Investment 01; accordingly, neither company will hold a shareholders meeting to approve the merger agreement.

(2)	Method of Merger

The Merger is an absorption-type merger in which Mitsui Chemicals will be the surviving company and MC Investment 01 will be the disappearing company.

(3)	Details of Allotments Pertaining to Merger

As the Merger is a merger with a wholly-owned subsidiary of Mitsui Chemicals, there will be no allotment of shares or delivery of any other compensation in the Merger.

(4)	Handling of Stock Acquisition Rights and Bonds with Stock Acquisition Rights of Disappearing Company

There are no applicable matters.

6.	Summary of Companies Party to Share Exchange and Merger (as of March 31, 2020)

(1)	Summary of Companies Party to Share Exchange

		Wholly-owning parent company resulting from share exchange	Wholly-owned subsidiary resulting from share exchange
(1)	Name	Mitsui Chemicals, Inc.	ARRK Corporation

(2)	Address	1-5-2 Higashi-Shinbashi, Minato-ku, Tokyo	2-2-9 Minami Honmachi, Chuo-ku, Osaka

(3)	Name and title of representative	Tsutomu Tannowa, President & CEO	Atsushi Komoriya, President & CEO

(4)	Description of business	Production, processing, and sale of chemical products, businesses incidental or related thereto, and other businesses	Comprehensive services relating to new product development

(5)	Capital	125,298 million yen	2,000 million yen

(6)	Date of incorporation	July 1, 1955	December 10, 1968

(7)	Total number of issued shares	204,580,115 shares	409,770,388 shares

(8)	End of fiscal year	March 31	March 31

(9)	Number of employees	17,979 (consolidated)	3,883 (consolidated)

(10)	Major trading partners	Chemical product wholesalers, chemical product manufacturers, and others	Automobile part wholesalers, automobile part manufacturers, automobile manufacturers, and others

(11)	Major banks	Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd. Sumitomo Mitsui Trust Bank, Limited The Yamaguchi Bank, Ltd. The Norinchukin Bank	MUFG Bank, Ltd. Mizuho Bank, Ltd.

(12)	Major shareholders and their shareholding ratios	Japan Trustee Services Bank, Ltd. (Trust Account)	9.37%	MC Investment 01 Corporation	74.40%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	9.07%	OPI 11 Corporation	9.96%
		Japan Trustee Services Bank, Ltd. (Trust Account 4)	2.66%	MSIP CLIENT SECURITIES	1.53%
		Japan Trustee Services Bank, Ltd. (Trust Account 7)	2.29%	Japan Trustee Services Bank, Ltd. (Trust Account)	0.85%
		Japan Trustee Services Bank, Ltd. (Trust Account 5)	1.89%	The Master Trust Bank of Japan, Ltd. (Trust Account)	0.84%

(13)	Relationship between the companies

	Capital relationship	Mitsui Chemicals holds 301,326,396 ARRK Shares, equivalent to 74.40% of the total number of issued shares of ARRK (excluding treasury shares).
	Personnel relationship	Four persons from Mitsui Chemicals hold positions as directors or audit and supervisory board members of ARRK.
	Business relationship	Mitsui Chemicals and ARRK engage in joint research and development. ARRK provides services such as prototyping and analytical engineering to Mitsui Chemicals.
	Status as related parties	As ARRK is a consolidated subsidiary of Mitsui Chemicals, ARRK and Mitsui Chemicals constitute related parties to one another.

(14) Financial status and business results for past three years (in millions of yen)

	Mitsui Chemicals (consolidated)			ARRK (consolidated)
Fiscal year	FY ended March 2018	FY ended March 2019	FY ended March 2020	FY ended March 2018	FY ended March 2019	FY ended March 2020
Consolidated net assets	587,222	631,739	608,021	30,889	30,804	31,524
Consolidated total assets	1,431,309	1,501,074	1,480,067	46,824	47,883	53,229
Consolidated net assets per share (in yen)	2,574.82	2,829.50	2,761.91	76.57	76.36	78.10
Consolidated sales	1,328,526	1,482,909	1,338,987	44,742	49,213	47,866
Consolidated operating profit	103,491	93,427	71,636	1,720	1,504	1,881
Consolidated ordinary profit	110,205	102,972	65,517	1,761	1,528	1,691
Annual net profit attributable to shareholders of parent company	71,585	76,115	37,944	1,051	860	688
Annual consolidated net profit per share (in yen)	358.38	385.60	194.94	2.89	2.13	1.71
Dividends per share (in yen)	90.00	100.00	100.00	—	—	—

Note 1:	Osamu Hashimoto assumed office as president and CEO of Mitsui Chemicals on April 1, 2020.

Note 2:	Mitsui Chemicals conducted a share consolidation at a ratio of five common shares to one on October 1, 2017; however, the amounts per share have been calculated assuming that the share consolidation was conducted at the start of the fiscal year ending March 2018.

Note 3:	Shareholding ratios are calculated based on the total number of issued shares excluding treasury shares.

(2)	Summary of Companies Party to Merger (as of March 31, 2020)

	Company surviving absorption-type merger		Company disappearing in absorption-type merger
(1) Name	Mitsui Chemicals, Inc.		MC Investment 01 Corporation

(2) Address	1-5-2 Higashi-Shinbashi, Minato-ku, Tokyo		1-5-2 Higashi-Shinbashi, Minato-ku, Tokyo

(3) Name and title of representative	Tsutomu Tannowa, President & CEO		Takayoshi Shimogori, Representative Director

(4) Description of business	Production, processing, and sale of chemical products, businesses incidental or related thereto, and other businesses		Holding securities

(5) Capital	125,298 million yen		10 million yen

(6) Date of incorporation	July 1, 1955		November 1, 2017

(7) Total number of issued shares	204,580,115 shares		500,000,000 shares

(8) End of fiscal year	March 31		March 31
(9) Major shareholders and their shareholding ratios	Japan Trustee Services Bank, Ltd. (Trust Account)	9.37%	Mitsui Chemicals, Inc.	100%
	The Master Trust Bank of Japan, Ltd. (Trust Account)	9.07%
	Japan Trustee Services Bank, Ltd. (Trust Account 4)	2.66%
	Japan Trustee Services Bank, Ltd. (Trust Account 7)	2.29%
	Japan Trustee Services Bank, Ltd. (Trust Account 5)	1.89%

(10) Financial status and business results for past business year (in millions of yen)

Fiscal year	FY ending March 2020 (consolidated)	FY ending March 2020 (unconsolidated)
Net assets	608,021	371
Total assets	1,480,067	30,699
Net assets per share (in yen)	2,761.91	0.74
Sales	1,338,987	0
Operating profit	71,636	(6)
Ordinary profit	65,517	(75)
Annual net profit attributable to shareholders of parent company	37,944	(58)
Annual net profit per share (in yen)	194.94	(0.12)

7.	Status of Wholly-Owning Parent Company after Share Exchange and Merger

Wholly-owning parent company resulting from share exchange
(1) Name	Mitsui Chemicals, Inc.
(2) Address	1-5-2 Higashi-Shinbashi, Minato-ku, Tokyo
(3) Name and title of representative	Osamu Hashimoto, President & CEO
(4) Description of business	Production, processing, and sale of chemical products, businesses incidental or related thereto, and other businesses
(5) Capital	125,298 million yen
(6) End of fiscal year	March 31
(7) Net assets	Currently not finalized.
(8) Total assets	Currently not finalized.

8. Summary of Accounting Treatment

The Share Exchange is expected to constitute a transaction under joint control, etc. under the “Accounting Standards for Corporate Mergers.”

9.	Future Outlook

As ARRK is already a consolidated subsidiary of Mitsui Chemicals, the effect of the Share Exchange on the business results of Mitsui Chemicals and ARRK is expected to be minor.

Additionally, as the Merger is a merger with a wholly-owned subsidiary, the effect on the business results of Mitsui Chemicals will be minor.

10.	Matters Concerning Transactions, etc. with Controlling Shareholder

(1)	Qualification as Transaction, etc. with Controlling Shareholder and Status of Conformity with Policy on Measures to Protect Minority Shareholders

As Mitsui Chemicals is the controlling shareholder of ARRK and holds 301,326,396 common shares of ARRK (as of March 31, 2020), equivalent to 74.40% of the total number of issued shares of ARRK (409,770,388 shares) excluding treasury shares (4,743,867 shares), the Share Exchange constitutes a transaction, etc. with a controlling shareholder for ARRK. In “4. Policy on Measures to Protect Minority Shareholders When Engaging in Transactions, etc. with Controlling Shareholder” of the corporate governance report released by ARRK on June 28, 2019 (the “Corporate Governance Report”), ARRK states a policy in regard to transactions with Mitsui Chemicals of determining a reasonable price similar to terms and conditions of general transactions based on objective information, such as market information, and taking appropriate actions so that minority shareholders are not disadvantaged. As stated above in “3.(4) Measures to Ensure Fairness” and “3.(5) Measures to Avoid Conflicts of Interest,” ARRK has taken measures to ensure fairness and avoid conflicts of interest in the Share Exchange and believes that those measures are in conformity with the policy stated in the Corporate Governance Report.

(2)	Matters Concerning Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest

As stated above in “10.(1) Qualification as Transaction, etc. with Controlling Shareholder and Status of Conformity with Policy on Measures to Protect Minority Shareholders,” the Share Exchange constitutes a transaction, etc. with a controlling shareholder for ARRK; accordingly, ARRK has determined it necessary to take measures to ensure fairness and measures to avoid conflicts of interest, and the board of directors of ARRK carefully discussed and considered the terms and conditions of the Share Exchange and decided to conduct the Share Exchange after ensuring fairness and avoiding conflicts of interest by taking the measures stated above in “3.(4) Measures to Ensure Fairness” and “3.(5) Measures to Avoid Conflicts of Interest.”

(3)	Summary of Opinion Received from Persons without Interests in Controlling Shareholder Regarding the Relevant Transaction, etc. Not Being Disadvantageous to Minority Shareholders

As stated above in “3.(5) Measures to Avoid Conflicts of Interest,” ARRK established the Special Committee and requested the Special Committee to examine the Inquired Matters for the purposes of ensuring that the decision-making of ARRK in regard to the Transaction is performed carefully, ensuring fairness by eliminating the risk of arbitrariness and conflicts of interest from the decision-making process of ARRK’s board of directors, and confirming that the decision of the board of directors to conduct the Transaction is not disadvantageous to the minority shareholders of ARRK.

As a result, ARRK received the Report, as summarized below, from the Special Committee on May 13, 2020.

(i)	Appropriateness of the Purpose of the Transaction

As the automobile manufacturing industry as a whole is experiencing a sudden and radical revolution due to CASE and other factors, and there is further increasing demand for next-generation materials and the like that contribute to improving productivity and safety and to reducing weight and costs as well as increasing importance to providing high-value-added solutions as a one-stop solutions provider, the benefits that can be expected from strengthening the collaboration between ARRK and Mitsui Chemicals are: (1) further strengthening capabilities to flexibly provide solutions suited to changes in the market environment by utilizing the knowledge and know-how of the Mitsui Chemicals Group; (2) developing new, competitive products utilizing the technologies, etc. of the Mitsui Chemicals Group; (3) expanding business and creating new businesses through expanding sales channels utilizing the Mitsui Chemicals Group’s customer base and through approaching customers together with Mitsui Chemicals; (4) through personnel exchanges, sharing corporate culture and know-how and strengthening the fostering of a wide range of personnel necessary for providing high-value-added solutions and conducting business globally; (5) actively and efficiently making and managing investments and otherwise operating businesses in Japan and overseas based on long-term perspectives; and (6) doing away with the costs of maintaining listing.

By ARRK becoming a wholly-owned subsidiary of Mitsui Chemicals, it will be possible to implement these measures quickly and certainly by creating a system that makes it possible to reflect the uniform business operation policies of the entire group at a higher level and to achieve swift decision-making.

Moreover, no particular disadvantages to being delisted and becoming a wholly-owned subsidiary are anticipated at present.

Based on the above, the Special Committee finds that the purpose of the Transaction is to increase the corporate value of ARRK and is therefore appropriate.

(ii)	Fairness of Procedures in the Negotiation Process of the Transaction

(a)	Obtainment of Advice, etc. from Independent Outside Experts

Upon ARRK’s consideration of the Transaction, it carefully considered and discussed the appropriateness of the terms and conditions of the Transaction, including the Share Exchange Ratio, the fairness of the series of procedures pertaining to the Transaction, and other such matters while receiving advice and the like from Mitsubishi UFJ Morgan Stanley Securities, its financial advisor and third-party valuation agent independent from Mitsui Chemicals, and from TMI Associates, its legal advisor.

(b)	Discussions and Negotiations with Mitsui Chemicals

In relation to negotiations with Mitsui Chemicals regarding the Transaction, (I) taking into account the results of discussions by the Special Committee, ARRK engaged in negotiations on multiple occasions with Mitsui Chemicals while giving due consideration so that minority shareholders of ARRK will not be disadvantaged through the chosen transaction structure, including negotiations regarding matters such as conducting procedures for becoming a wholly-owned subsidiary through payment of cash compensation.

Additionally, (II) in regard to the share exchange ratio proposed by Mitsui Chemicals, ARRK earnestly negotiated on multiple occasions for the increase of the share exchange ratio, including direct negotiations between the Special Committee and Mitsui Chemicals, for the purpose of achieving the most advantageous terms and conditions.

As a result of the above negotiations, ARRK succeeded in increasing the share exchange ratio.

Based on the above facts, the Special Committee finds that, with the substantial involvement of the Special Committee, ARRK used reasonable efforts with the goal of the Transaction being conducted under the most advantageous terms and conditions achievable for minority shareholders and that negotiations with Mitsui Chemicals can be considered equivalent to those in an arm’s length transaction.

(c)	No Involvement of Persons Related to Mitsui Chemicals in the Transaction Negotiation Process, etc.

In order to avoid conflicts of interest, directors who concurrently hold managerial positions with Mitsui Chemicals did not participate in any way in discussions, consideration, or negotiations regarding the transaction on behalf of ARRK.

The Special Committee finds no other particular facts from which to infer that persons related to Mitsui Chemicals exerted influence on ARRK in the process of discussions, consideration, and negotiations regarding the Transaction.

Based on the above explanations and the like of ARRK, the Special Committee finds that the structure for considering the Transaction is designed with due consideration to ensure that Mitsui Chemicals has no direct or indirect influence on ARRK.

(d)	Summary

Based on the above, the Special Committee finds that the procedures for the negotiation process regarding the Transaction are fair.

(iii)	Appropriateness of the Compensation to Be Delivered to the Minority Shareholders of ARRK through the Transaction

(a)	ARRK’s Business Plan

The Special Committee received explanations from ARRK regarding the specific preparation method and detailed contents of the business plan prepared by ARRK upon the Transaction and received answers to further questions in regard thereto, and the Special Committee finds nothing unreasonable in regard to these matters.

(b)	Mitsui Chemicals’ Business Plan

In regard to the business plan of Mitsui Chemicals, (i) AGS conducted financial and tax due diligence on Mitsui Chemicals and TMI Associates conducted legal due diligence, and each confirmed that there are no circumstances that could have a material negative effect on the corporate value of Mitsui Chemicals, and (ii) ARRK received explanations through Mitsubishi UFJ Morgan Stanley Securities that there is no material difference between ARRK’s business plan and Mitsui Chemicals’ business plan in regard to the assumptions on which they are based, such as the effect of the coronavirus and anticipated exchange rates. The Special Committee finds nothing unreasonable in regard to these matters.

(c)	Obtainment of Share Exchange Ratio Valuation Report from Mitsubishi UFJ Morgan Stanley Securities; Appropriateness of Compensation

According to the share exchange ratio valuation report obtained from Mitsubishi UFJ Morgan Stanley Securities, the results of the calculation of the share exchange ratio based on the Mitsui Chemicals Shares having a per-share value of 1 are 0.0369 to 0.0442 for the market share price analysis, 0.0227 to 0.0369 for the comparable companies analysis, and 0.0314 to 0.0594 for the DCF Analysis, and the Special Committee received detailed explanations from Mitsubishi UFJ Morgan Stanley Securities regarding the calculation method and the like used in valuating the share prices of Mitsui Chemicals and ARRK, which served as a basis for calculating the Share Exchange Ratio, and received answers to further questions in regard thereto, thereby examining the details thereof; however, the Special Committee finds no particular unreasonable matters in regard to the method or results of the calculation of the Share Exchange Ratio. Additionally, (i) the Share Exchange Ratio is greater than the median of the range of share exchange ratios in the DCF Analysis, which is said to indicate intrinsic value, as calculated by Mitsubishi UFJ Morgan Stanley Securities, and (ii) the Share Exchange Ratio includes a premium of 35.2% above the average share price of the three months up to May 13, 2020 and of 38.7% above the average share price of the six months up to that date; accordingly, the Share Exchange Ratio can be considered to include a sufficient premium in comparison to the average of premiums in other examples of share exchanges in recent years.

(d)	Fairness of Procedures in Negotiation Process

As stated in (ii) above, the Special Committee finds that the procedures for the negotiation process regarding the Transaction are fair, and the terms and conditions of the Transaction, including the Share Exchange Ratio, can be said to have been decided with the results of those negotiations being taken into account.

(e)	Summary

Based on the above, the Special Committee finds that the compensation to be delivered to the minority shareholders of ARRK through the Transaction is appropriate.

(iv)

Based on (i) to (iii) above and other matters, after careful consideration, the Special Committee reached the determination that the Transaction is not disadvantageous to the minority shareholders of ARRK.

End

(Reference)	Consolidated Results Forecast for Current Fiscal Year and Consolidated Results for Previous Fiscal Year

Consolidated Results Forecast for Current Fiscal Year and Consolidated Results for Previous Fiscal Year of Mitsui Chemicals (in millions of yen)

	Sales revenue	Core operating profit (*1)	Consolidated operating profit	Annual profit attributable to owners of parent company
Results forecast for current FY (ending March 2021) (*2)	1,145,000	35,000	37,000	20,000

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Annual net profit attributable to shareholders of parent company
Results for previous FY (ended March 2020)	1,338,987	71,636	65,517	37,944

*1:	Core operating profit has been calculated by subtracting profits and losses arising due to non-routine business from operating profit.

*2:

Mitsui Chemicals has decided to voluntarily apply the International Financial Reporting Standards (IFRS) starting from the fiscal year ending March 2021; accordingly, “Results forecast for current FY” indicates the forecasted values under the IFRS.

Consolidated Results for Previous Fiscal Year of ARRK (in millions of yen)

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Annual net profit attributable to shareholders of parent company
Results for previous FY (ended March 2020)	47,866	1,881	1,691	688